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                                                                    EXHIBIT 99.1



           HUTCHISON ACQUIRES ASIA GLOBAL CROSSING'S INTEREST IN HONG
                     KONG JOINT VENTURES FOR US$120 MILLION

(Hong Kong, April 29, 2002) Asia Global Crossing and Hutchison Telecommunications Limited, a wholly owned subsidiary of Hutchison Whampoa Limited (HWL) announced that they have reached an agreement for Hutchison to acquire Asia Global Crossing's stake in their respective joint venture companies in Hong Kong, namely Asia Global Crossing's 50 percent interest in Hutchison Global Crossing (HGC), its 42.5 percent interest in ESD Services and its 50 percent interest in Hutchison GlobalCenter, for a total consideration of US$120 million in cash.

Under the agreement, Hutchison Global Crossing and Hutchison GlobalCenter will become wholly owned subsidiaries of Hutchison, while Hutchison will have an indirect 85 percent stake in ESD Services.

HWL Group Managing Director Canning Fok said, "Hutchison Global Crossing, Hutchison GlobalCenter and ESD Services have always been important assets of the Hutchison Group, and we are pleased to acquire control of the Hong Kong businesses."

Mr Fok reassured customers of the three companies that operations will not be affected by the change in ownership and the core management team will remain largely unchanged.

"We have a very good working relationship with the management of Asia Global Crossing and our companies will continue commercial relationships with Asia Global Crossing in Hong Kong," Mr Fok added.

Hutchison and Asia Global Crossing have agreed to continue to use each other's services. Hutchison will access the Asia Global Crossing networks for its regional capacity needs, and Asia Global Crossing will continue to provide city-to-city services in Hong Kong through Hutchison Global Crossing.

"The telecommunications industry and regulatory landscape have changed since we formed Hutchison Global Crossing three years ago, and Hutchison and Asia Global Crossing each have business goals that are better met with a continuing commercial relationship instead of through the existing joint venture. Asia Global Crossing's business strategy is to be the leading telecommunications infrastructure and services provider among the major business centers in Asia, so we are pleased to continue to connect to Hutchison Global Crossing for our Hong Kong requirements," said Jack Scanlon, vice chairman and acting chief executive officer, Asia Global Crossing. "Additionally, this divestiture benefits our ongoing financial restructuring activities, and we expect that the US$120 million will extend our runway well into 2003."

                                     - End -

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About Hutchison Whampoa Limited

Hutchison Whampoa is a Hong Kong-based multinational conglomerate with origins dating back to the 1800s. Hutchison is also part of the Li Ka-shing group of companies, which together represent about 15% of the total market capitalization of the Hong Kong stock market. In 2001, HWL's consolidated turnover (including associates) was HK$89,038 million and net profit was HK$12,088 million.

With over 100,000 employees worldwide, Hutchison operates and invests in five core businesses in 36 countries: ports and related services; telecommunications; property and hotels; retail and manufacturing; and energy and infrastructure.

Worldwide, the Group is one of the leading owners and operators of telecommunications infrastructure, offering a wide range of related services. These include mobile telephony (voice and data), fixed-line services, Internet services, fibre optic broadband networks, paging, trunked mobile radio and radio broadcasting services. For more information, visit www.hutchison-whampoa.com

About Asia Global Crossing

Asia Global Crossing, a company whose largest shareholders include Global Crossing, Softbank (Tokyo Stock Exchange: 9984), and Microsoft (Nasdaq: MSFT), provides the Asia Pacific region with a full range of integrated telecommunications and IP services. Through a combination of undersea cables, terrestrial networks, city fiber rings and complex web hosting data centers, Asia Global Crossing is building one of the first truly pan-Asian networks, which will provide seamless connectivity among the region's major business centers. In addition, in combination with the Global Crossing Network, Asia Global Crossing provides access to more than 200 cities worldwide. As part of its strategy to provide city-to-city services, Asia Global Crossing partners with leading companies in each country it connects to provide backhaul networks.

                                       ###

Statements made in this press release that state the Company's or management's intentions, beliefs, expectations, or predictions for the future are forward-looking statements. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the Company's actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include: the ability to complete systems within currently estimated time frames and budgets; the ability to compete effectively in a rapidly evolving and price competitive marketplace; the ability of the Company to restructure its existing obligations and obtain new financing; changes in the nature of telecommunications regulation in the United States, Asia, and other countries and regions; changes in business strategy; the successful integration of newly-acquired businesses; the impact of technological change; and other risks referenced from time to time in the Company's filings with the Securities and Exchange Commission. One is cautioned not to put undue reliance on such forward-looking statements, which speak only as of the date of this press release. Asia Global Crossing expressly disclaims any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.


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FOR FURTHER INFORMATION:

HUTCHISON WHAMPOA LTD


Laura Cheung
Group Corporate Affairs
Tel: (852) 2128 1289
Fax: (852) 2128 1766
Email: laurac@Hutchison.com.hk

ASIA GLOBAL CROSSING
PRESS CONTACTS:                               INVESTOR CONTACTS:
Madelyn Smith                                 Asia Global Crossing Investor
Los Angeles, CA                               Relations
Tel: +1 310 385 3716                          Los Angeles, CA
     +1 310 962 9644                          Tel: +1 310 385 5283
Email: madelyn.smith@asiaglobalcrossing.com

Selene Lo
Hong Kong
Tel: (852) 2121 2936
Email: selene.lo@asiaglobalcrossing.com